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                             Exhibit 4.4




                        INPUT/OUTPUT, INC.
                   EMPLOYEE STOCK PURCHASE PLAN

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                        TABLE OF CONTENTS

                                                             PAGE
                                                             ----
1.   SHARES OFFERED. . . . . . . . . . . . . . . . . . . . . .  1

2.   ADMINISTRATION. . . . . . . . . . . . . . . . . . . . . .  1

3.   OFFERINGS . . . . . . . . . . . . . . . . . . . . . . . .  2

4.   ELIGIBILITY . . . . . . . . . . . . . . . . . . . . . . .  2

5.   OFFERING RIGHTS . . . . . . . . . . . . . . . . . . . . .  3

6.   PARTICIPATION; PAYROLL DEDUCTIONS . . . . . . . . . . . .  3

7.   PARTICIPANTS' PLAN ACCOUNTS . . . . . . . . . . . . . . .  3

8.   PAYROLL DEDUCTION CHANGES . . . . . . . . . . . . . . . .  4

9.   NO INTEREST . . . . . . . . . . . . . . . . . . . . . . .  4

10.  PURCHASE PRICE AND PURCHASE OF SHARES . . . . . . . . . .  4

11.  TERMINATION OF EMPLOYMENT; TERMINATION OF ELIGIBILITY . .  5

12.  WITHDRAWAL FROM OFFERING. . . . . . . . . . . . . . . . .  5

13.  STOCK CERTIFICATES. . . . . . . . . . . . . . . . . . . .  5

14.  SALE OF SHARES OF COMMON STOCK. . . . . . . . . . . . . .  6

15.  VOTING OF SHARES OF COMMON STOCK. . . . . . . . . . . . .  6

16.  TENDER OF EXCHANGE OFFER. . . . . . . . . . . . . . . . .  6

17.  STOCK DIVIDENDS AND SPLITS. . . . . . . . . . . . . . . .  7

18.  STATEMENTS. . . . . . . . . . . . . . . . . . . . . . . .  7

19.  NO RIGHTS AS A STOCKHOLDER. . . . . . . . . . . . . . . .  7

20.  RIGHTS NOT TRANSFERABLE . . . . . . . . . . . . . . . . .  7

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21.  APPLICATION OF FUNDS. . . . . . . . . . . . . . . . . . .  8

22.  ADJUSTMENTS UPON CHANGES IN CAPITALIZATION. . . . . . . .  8

23.  AMENDMENTS OF THE PLAN. . . . . . . . . . . . . . . . . .  8

24.  TERMINATION OF THE PLAN . . . . . . . . . . . . . . . . .  8

25.  ALLOCATION OF SHARES IF EXCEED MAXIMUM OFFERED. . . . . .  8

26.  GOVERNMENTAL AND OTHER REGULATIONS. . . . . . . . . . . .  9

27.  APPROVAL OF STOCKHOLDERS. . . . . . . . . . . . . . . . .  9

28.  $25,000 LIMITATION. . . . . . . . . . . . . . . . . . . .  9

29.  INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . .  9

30.  INVESTMENT INTENT . . . . . . . . . . . . . . . . . . . . 10

31.  NO RIGHT TO CONTINUE EMPLOYMENT . . . . . . . . . . . . . 10

32.  GOVERNING LAW . . . . . . . . . . . . . . . . . . . . . . 10

33.  CONSTRUCTION OF PLAN. . . . . . . . . . . . . . . . . . . 10

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                        INPUT/OUTPUT, INC.
                   EMPLOYEE STOCK PURCHASE PLAN

     This Plan is intended to advance the long-range interests of Input/Output, Inc., a Delaware corporation (the "Company"), by encouraging the acquisition and ownership of capital stock of the Company ("Common Stock"), upon the terms herein set forth, by employees of the Company and certain of its subsidiaries, in order that their proprietary interest in the Company's long-term performance and success, and their continuance as employees of the Company, may be enhanced. The Plan is also intended to provide employees with an opportunity to acquire a proprietary interest in the Company through the purchase of shares of the Common Stock of the Company. This Plan shall be known as the "Input/Output, Inc. Employee Stock Purchase Plan." The Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). The provisions of the Plan shall be construed in a manner consistent with requirements of Section 423 of the Code.

     1. SHARES OFFERED. The total number of shares of Common Stock ($.01 par value) available for purchase by Participants under all Offerings (defined in Section 3 below) is 1,500,000 SHARES, which are either authorized but unissued Common Stock or Common Stock held by the Company in its treasury. If any Offering shall expire without all shares available under such Offering having been purchased, such unpurchased shares shall be added to the shares otherwise available for future Offerings.

     2. ADMINISTRATION. The Plan shall be administered by a committee (the "Plan Committee") appointed by the compensation committee of the Board of Directors (the "Compensation Committee"), which Plan Committee shall consist of not less than three members. Subject to the express provisions of the Plan, the Plan Committee shall have authority, in its discretion, to interpret and construe any and all provisions of the Plan, to adopt rules and regulations for administering the Plan, and to make all other determinations necessary or advisable for administering the Plan. The Plan Committee's determination on the foregoing matters shall be conclusive. The Plan Committee shall have the power to appoint and remove an independent third party (which may, but need not, be a bank or trust company) to act as administrator of the Plan and custodian of all stock certificates issued under the Plan, and to provide such other services as the Plan Committee may determine (the "Administrator"), and the Plan Committee is authorized to enter into an agreement with the Administrator concerning its duties under the Plan.

     The Compensation Committee may from time to time appoint members of the Plan Committee in substitution for or in addition to members previously appointed, and may fill vacancies, however caused, in the Plan Committee. The Plan Committee may select one of its members as its Chairman and shall hold its meetings at such

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times and places as it shall deem advisable, and may hold telephonic meetings. A majority of its members shall constitute a quorum. All determinations of the Plan Committee shall be made by a majority of its members. The Plan Committee may correct any defect or omission, or reconcile any inconsistency in the Plan, in the manner and to the extent it shall deem desirable. Any decision or determination reduced to writing and signed by a majority of the members of the Plan Committee shall be as fully effective as if it had been made by a majority vote at a meeting duly called and held.
The Plan Committee may appoint a secretary and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

     3. OFFERINGS. The Plan Committee shall make an offering to Eligible Employees (defined in Section 4 below) to purchase Common Stock under the Plan (each an "Offering") during the six-month periods from April 1 through September 30 and from October 1 through March 31, until this Plan terminates; each such six-month offering period during which any such Offering is open is referred to herein as an "Offering Period." The April 1 or October 1 which is the first day of an Offering Period is the "Offering Date" for such Offering Period. For each Offering Period, payroll deductions of Participants for all payroll periods which end during the Offering Period (including a payroll period which ends on the last day of an Offering Period) shall be considered Payroll Deductions during such Offering Period and shall be used to purchase Common Stock at the end of the Offering Period in accordance with Section 7 below. Unless otherwise specified by the Plan Committee, the number of shares of Common Stock that may be purchased under an Offering shall be the balance of the 1,500,000 shares authorized in
Section 1 above which have not been previously purchased under the terms of this Plan.

     4. ELIGIBILITY. The Compensation Committee shall designate the subsidiaries of the Company whose employees are eligible to participate in the Plan ("Participating Subsidiaries").

     An "Eligible Employee" is a person who (i) is actively employed by the Company or one of the Participating Subsidiaries, (ii) is actively employed on the first day of the calendar month prior to an Offering Period, and (iii) is not excluded pursuant to the following sentence. The following persons shall not be Eligible Employees: (1) employees whose customary employment with the Company and all Participating Subsidiaries is twenty (20) hours or less per week, (2) employees who have not been employed by the Company or a Participating Subsidiary for at least six (6) consecutive months, and (3) an employee who owns capital stock of the Company (including all capital stock which may be purchased under outstanding Offerings under the Plan or outstanding options under any stock plan of the Company) possessing 5% or more of the total combined voting power or value of all classes of capital stock of the Company or of its subsidiary corporations (for the foregoing purposes, the rules of Section 425(d) of the Code shall apply in determining stock ownership), as provided in Code Section 423(b)(3). All Eligible Employees may

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participate in the Plan.   A person shall be considered actively employed
when the person is presently performing his/her regular duties with the Company or a Participating Subsidiary. A person's period of employment with a company acquired by the Company or by one of its subsidiaries shall be included in determining an employee's length of employment for the purpose of this paragraph, provided that such acquired company is a Participating Subsidiary on the Offering Date. A person who is a director but not an employee shall not be eligible under the Plan.

     5. OFFERING RIGHTS. With respect to each Offering, each Eligible Employee may elect to participate by having a portion of his Compensation (defined in Section 6 below) withheld and applied to the purchase of shares of Common Stock at the end of the Offering Period. The amount withheld from each paycheck issued to the Eligible Employee during the Offering Period is the Participant's "Payroll Deduction" (in accordance with Section 6 below), and the Plan Committee shall apply such Payroll Deductions during an Offering Period to the purchase of the Company's Common Stock at the end of the Offering Period in accordance with Section 7 below. In no event may the number of shares of Common Stock which may be purchased by all Participants for an Offering exceed the number of shares available during the Offering Period (as determined in accordance with Section 3 above).

     6. PARTICIPATION; PAYROLL DEDUCTIONS. An Eligible Employee who completes and delivers an authorization for Payroll Deduction on the form provided by the Plan Committee ("Payroll Deduction Authorization Form") shall become a participant in the Plan ("Participant"). A Participant may deliver a Payroll Deduction Authorization Form to the Chief Financial Officer of the Company prior to the Offering Date of an Offering Period, and in accordance with the rules developed by the Plan Committee. On his Payroll Deduction Authorization Form, the Participant shall elect to have deductions made on each payday which may be any whole percentage FROM 1% UP TO AND INCLUDING 15% of the Participant's Compensation in effect at the beginning of the Offering Period. "Compensation" shall mean W-2 compensation, including overtime but excluding commissions, bonuses and other special payments. A Participant who elects to participate for an Offering Period through Payroll Deduction shall be deemed to have elected to participate in the Plan on the same basis for each successive Offering Period until such Participant changes his Payroll Deduction in accordance with Section 8 below or withdraws (or is deemed to withdraw) from an Offering pursuant to Section 12 below. A Participant shall not be required to file additional Payroll Deduction Authorization Forms for successive Offering Periods in order to continue participation in the Plan.

     7. PARTICIPANTS' PLAN ACCOUNTS. The Plan Committee will maintain, or cause to have maintained, a Plan Account in the name of each Participant. On each payday, a Participant's Payroll Deduction shall be withheld and credited to such Participant's Plan Account. As of the last day of the Offering Period or such other date as designated by the Plan Committee if required for proper administration of the

                                      3
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Plan ("Purchase Date"), the amount then in such Participant's Plan Account shall be applied to the purchase of shares in accordance with Section 10 below; provided, however, that the first Purchase Date after the adoption of the Plan may be delayed pursuant to Section 27 below. The purchase of shares shall be made solely from amounts credited to the Participants' Plan Accounts.

     8. PAYROLL DEDUCTION CHANGES. Except in the case of a withdrawal under Section 12 below, a Participant may not change his Payroll Deduction during an Offering Period. A Participant may, however, decrease or increase his Payroll Deduction for a subsequent Offering Period prior to the commencement of the next Offering Period, by filing a new Payroll Deduction Authorization Form with the Chief Financial Officer of the Company during the time specified by the Plan Committee.

     9. NO INTEREST. The Plan Committee shall not credit a Participant's Plan Account with interest on any Payroll Deduction, except as provided in
Section 27 below.

     10. PURCHASE PRICE AND PURCHASE OF SHARES. Subject to Section 28 below, the purchase price for a share of Common Stock under any Offering will be the lesser of:

          (a) 85% of the closing sale price for shares of Common Stock as reported by the composite transaction reporting system for securities listed on the New York Stock Exchange on the Offering Date for such Offering or on the most recently preceding date on which there was such a sale (the "Initial Offering Price"); or

          (b) 85% of the closing sale price for shares of Common Stock as reported by the composite transaction reporting system for securities listed on the New York Stock Exchange on the last day of the Offering Period or on the most recently preceding date on which there was such a sale (the "Alternate Offering Price").

     As of the Purchase Date, the Alternate Offering Price shall be ascertained. The Plan Committee will then apply all funds credited to the Participants' Plan Accounts to purchase shares of Common Stock available under the Offering. Unless a Participant has withdrawn prior to the Purchase Date pursuant to Section 12, and subject to the provisions of Sections 25 and 28, a Participant shall be deemed to have elected to purchase the maximum number of whole shares of Common Stock which may be purchased with the amount credited to his Plan Account as of the Purchase Date at the lower of the Initial Offering Price or the Alternate Offering Price. Fractional shares will not be issued under the Plan and any funds in a Participant's Plan Account which would have been used to purchase fractional shares shall be retained in such Plan Account for the next Offering Period.

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     11.  TERMINATION OF EMPLOYMENT; TERMINATION OF ELIGIBILITY.  In the
event of a Participant's termination of employment for any reason (including death or disability), the Participant's participation in the Plan shall immediately terminate without notice to the Participant, and all Payroll Deductions credited to such Participant's Plan Account shall be returned to such Participant in cash, without interest.

     An Eligible Employee of a company included in the Plan which ceases to be a Participating Subsidiary shall be deemed to have terminated employment for purposes of this Section as of the date such company ceases to be a Participating Subsidiary unless, as of such date, the Participant shall become an Eligible Employee of the Company or of any Participating Subsidiary then included in the Plan.

     12. WITHDRAWAL FROM OFFERING. Each Participant shall have the right, at any time prior to the Purchase Date, to withdraw from an Offering by providing fifteen (15) days' prior written notice to the Chief Financial Officer of the Company revoking his Payroll Deduction. A Participant who elects to cease participation in the Plan by revoking his Payroll Deduction may not resume participation in the Plan until after the expiration of one full Offering Period following the Offering Period in which he withdraws and ceases participation. As promptly as practicable after the receipt of a revocation notice, all Payroll Deductions credited to such Participant's Plan Account shall be returned to such Participant in cash, without interest.

     13. STOCK CERTIFICATES. As promptly as practicable after the Purchase Date of each Offering, the Plan Committee will deliver to the Administrator all shares of Common Stock purchased with the funds credited to the Plan Accounts. The Administrator will hold the shares of Common Stock of all Participants in its name or in the name of its nominee evidenced by as many or as few certificates as the Administrator determines. No certificate representing shares of Common Stock purchased for a Participant's Plan Account will be issued to the Participant unless he or she makes a request in writing or until his or her Plan Account is terminated, or such Participant withdraws from an Offering. So long as the stock credited to a Participant's Plan Account is held by the Administrator, all rights accruing to an owner of record of such stock, including, without limitation, voting rights and rights of disposal, shall belong to the Participant for whose account such stock is held.

     A Participant may elect, at any time and from time to time, to receive a stock certificate for shares credited to his Plan Account after the purchase price for such shares has been paid in full. In such event, certificates for shares of Common Stock shall be issued only in the name of the Participant unless the Participant or the Participant's designee (in the event the Participant has died) elects otherwise by written notice to the Plan Committee and the Plan Committee gives prior written consent to such election.

                                      5
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     If a Participant withdraws from an Offering, terminates employment for any reason, or elects to terminate participation in the Plan, the Administrator will transfer to the Participant a stock certificate for whole shares credited to his Plan Account (and for which the purchase price has been paid in full), unless the Participant elects to sell all or part of the Participant's shares in accordance with Section 14 below.

     14. SALE OF SHARES OF COMMON STOCK. A Participant may request that the Administrator sell all or any part of the shares of Common Stock credited to such Participant's Plan Account. Upon receipt of a written request from a Participant, the Administrator, as the Participant's agent, will sell the number of shares of Common Stock specified in the Participant's request within five business days of receipt by the Administrator of instructions to sell the shares of Common Stock, and will deliver to the Participant the proceeds of the sale, less a handling charge, brokerage commissions, and other costs of sale. Whole and fractional shares may be aggregated and sold with those of other Participants, in which case the proceeds for each Participant will be based on the average sales price of all shares aggregated and sold. Any sale may, but need not, be made by purchase for other Plan Accounts, subject to and in accordance with the terms of the Plan, in which case the price will be the closing sale price of Common Stock as reported by the principal securities exchange or the inter-dealer quotation system on which the stock is traded or quoted on the date of receipt by the Administrator of the notice of the Participant's desire to sell shares of Common Stock or, if the stock is not traded on the date of receipt, the mean on the next prior date that it was so traded. No sales of any fractional shares shall be permitted.

     15. VOTING OF SHARES OF COMMON STOCK. The Administrator will vote a Participant's shares of Common Stock as instructed by the Participant on a form to be furnished by and returned to the Administrator at least ten days (or such shorter period as the law may require) before the meeting at which such shares of Common Stock are to be voted. The Administrator will not vote shares of Common Stock for which no instructions are received.

     16. TENDER OR EXCHANGE OFFER. If a tender offer or exchange offer is commenced for shares of Common Stock, the Administrator, upon receipt of information with respect thereto as the holder of record of the shares of Common Stock, will either (i) forward, or arrange for the forwarding of, information provided by the offeror to holders of record of Common Stock to each Participant or (ii) provide to the offeror the name and mailing address of each Participant as reflected on the records of the Administrator with instructions to mail such material to each Participant. The Administrator will tender all or part of a Participant's shares of Common Stock in response to written instructions from the Participant in such form as the Administrator may reasonably require and only if such instructions are received by the Administrator at least five days (or such shorter period as may be

                                     6
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required by law) prior to the termination of the offer.  Unless the
Administrator has received instructions in accordance with the previous sentence, it will not tender a Participant's shares of Common Stock. Except to the extent disclosure is required to tender shares of Common Stock pursuant to proper written instructions, the Administrator will maintain the confidentiality of a Participant's election to tender or not tender shares of Common Stock.

     17. CASH DIVIDENDS, STOCK DIVIDENDS AND SPLITS. Any cash dividends paid on shares credited to a Participant's Plan Account will, when received by the Administrator, be credited to the Participant's Plan Account and used to purchase additional shares on the next Purchase Date. Any stock dividends and any shares received as a result of a stock split on any shares of Common Stock credited to a Participant's Plan Account will, when received by the Administrator, be credited to the Participant's Plan Account.

     18. STATEMENTS. As soon as practicable after the cash credited to the Participant's Plan Account has been applied to the purchase of shares of Common Stock (but in no event later than 20 calendar days after the purchase) the Administrator will mail a statement to the Participant summarizing the transactions in the Participant's Plan Account since the last statement.

     19. NO RIGHTS AS A STOCKHOLDER. None of the rights or privileges of a stockholder of the Company shall exist with respect to shares of Common Stock purchased under this Plan until a certificate representing such shares is issued.

     20. RIGHTS NOT TRANSFERABLE. Except as hereinafter set forth and unless otherwise provided by law, no Participant shall have the right to sell, assign, transfer, pledge, or otherwise dispose of or encumber either the right to participate in the Plan or any interest in the Participant's Plan Account, and such right and interest shall not be liable for or subject to the debts, contracts, or liabilities of such Participant. If any such action is taken by the Participant, or any claim asserted by another party in respect of such right and interest, such action or claim will be treated as notice of cancellation, and except as may otherwise be required by law, such event shall be deemed to be a withdrawal from the Plan and the Participant's Plan Account shall be repaid to him as provided in Section 12.

     Provided, however, that a Participant may designate in writing (on a form provided by the Plan Committee) the person who shall have the right to receive the Participant's Plan Account in the event of the Participant's death. In the event of death, if a Participant has not designated a person to receive the Participant's Plan Account, such Participant's Plan Account shall be distributed to the Participant's estate.

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     21.  APPLICATION OF FUNDS.  All funds received or withheld by the Plan
Committee under this Plan as Payroll Deductions shall be held by the Company without segregation and may be used for any general corporate purpose without restriction.

     22. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION. Notwithstanding any other provision of the Plan, in the event of any change in the outstanding Common Stock by reason of a stock dividend, recapitalization, merger, consolidation, split-up, combination or exchange of shares, or the like, the aggregate number and class of shares available under the Plan, the number and class of shares subject to outstanding Offerings, the maximum number of shares which an individual Eligible Employee may purchase, and the Initial Offering Price shall be proportionately adjusted, and such other adjustments shall be made as may be deemed equitable, by the Plan Committee, whose determinations shall be conclusive.

     23. AMENDMENTS OF THE PLAN. Except as provided below, the Compensation Committee may at any time, and from time to time, make such changes in and additions to the Plan as the Compensation Committee deems advisable.
However, the following amendments may only be made by the Board of Directors with approval by vote of the holders of a majority of shares of Common Stock voted at a properly convened meeting at which a quorum is present: (a) increase the maximum number of shares which may be purchased under the Plan,
(b) reduce the purchase price per share, or (c) amend the requirements for an Eligible Employee. No amendment of the Plan may, without the consent of the Participant with respect to any outstanding Offering, materially and adversely affect the Eligible Employee's rights with respect to such Offering.

     24. TERMINATION OF THE PLAN. This Plan shall terminate (a) on the date that all of the shares authorized for sale under the Plan have been purchased, except as otherwise extended by authorizing additional shares, or
(b) at any time, at the discretion of the Board of Directors of the Company; provided, however, that no termination shall affect outstanding Offerings.

     Upon termination of the Plan and the exercise or lapse of all Offering rights hereunder, all remaining amounts credited to Plan Accounts of Participants shall be returned to such Participants in cash, without interest.

     25. ALLOCATION OF SHARES IF EXCEED MAXIMUM OFFERED. If the total number of shares which would otherwise be purchased by Participants through Payroll Deductions under any Offering exceeds the shares available for purchase under the Offering, the Plan Committee may allocate the available shares among the Participants on any basis consistent with the terms of the Plan, and any remaining funds credited to a Participant's Plan Account on the Purchase Date shall be returned to the Participant in cash, without interest.

                                    8
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     26.  GOVERNMENTAL AND OTHER REGULATIONS.  The obligation of the Company to issue or transfer and deliver shares under this Plan shall be subject to
(a) compliance with all applicable laws, governmental rules and regulations and administrative action, (b) the effectiveness of a Registration Statement under the Securities Act of 1933, as amended, with respect to such issue or transfer, if deemed necessary or appropriate by counsel for the Company, and
(c) the condition that the shares of Common Stock reserved for issuance upon the purchase of shares subject to Offering under the Plan shall have been listed (or authorized for listing upon official notice of issuance) upon each securities exchange on which outstanding shares of the same class may then be listed.

     27. APPROVAL OF STOCKHOLDERS. The Plan has been adopted by the Board of Directors of the Company, subject to the approval of the stockholders of the Company. If the stockholders do not approve the Plan by a vote of the holders of a majority of shares of Common Stock voted at a properly convened meeting at which a quorum is present, the Plan shall be immediately terminated and all funds held in Participants' Plan Accounts shall be returned to such Participants in cash, with interest at 5% per annum from the date of transfer to such accounts to the date of refund. If the stockholders have not approved the Plan by a vote of the holders of a majority of shares of Common Stock voted at a properly convened meeting at which a quorum is present within twelve (12) months after the date of adoption of the Plan by the Board of Directors, the Plan shall terminate on the date which is twelve
(12) months after the date of adoption of the Plan by the Board, and all funds held in Participants' Plan Accounts shall be returned to such Participants in cash, with interest at 5% per annum from the date of transfer to such accounts to the date of refund. If the stockholders have not approved the Plan by a vote of the holders of a majority of shares of Common Stock voted at a properly convened meeting at which a quorum is present prior to the last day of the first Offering Period, no funds in a Participant's Plan Account may be used to purchase shares under Section 7 above until such stockholder approval has been obtained; in that event, the first Purchase Date shall be the fifth business day after the date of stockholder approval.

     28. $25,000 LIMITATION. No Eligible Employee shall be included in an Offering which permits him to purchase Common Stock under all employee stock purchase plans of the Company and its subsidiaries to accrue (within the meaning of Section 423(b)(8) of the Code) at a rate which exceeds $25,000 of fair market value of such capital stock (determined at the Offering Date) for each calendar year in which such Offering is outstanding at any time.

     29. INDEMNIFICATION. No current or previous member of the Board of Directors, the Compensation Committee, or the Plan Committee, nor any officer or employee of the Company acting on behalf of the Board of Directors, the Compensation Committee, or the Plan Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to

                                       9
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the Plan, and all such members of the Board of Directors, the Compensation
Committee, or the Plan Committee and each and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Company's Certificate of Incorporation or Bylaws, as a matter of law, or otherwise.

     30. INVESTMENT INTENT. The Company may require that there be presented to and filed with it by any Participant(s) under the Plan, such evidence as it may deem necessary to establish that the rights to purchase Common Stock granted or the shares of Common Stock to be purchased or transferred hereunder are being acquired for investment and not with a view to their distribution.

     31. NO RIGHT TO CONTINUE EMPLOYMENT. This Plan does not constitute a contract of employment. Nothing in the Plan or in any related documentation confers upon any employee the right to continue in the employ of the Company or any of its subsidiaries or interferes with or restricts in any way the right of the Company or any of its subsidiaries to discharge any employee at any time (subject to any contract rights of such employee).

     32. GOVERNING LAW. The law of the State of Delaware will govern all matters relating to this Plan except to the extent it is superseded by the federal laws of the United States of America.

     33. CONSTRUCTION OF PLAN. The captions used in this Plan are for convenience only and shall not be construed in interpreting the Plan. Whenever the context so requires, the masculine shall include the feminine and neuter, and the singular shall also include the plural, and conversely.

     IN WITNESS WHEREOF, the Company has caused this instrument to be executed as of the ____ day of __________________, 1997 by its Chief Executive Officer pursuant to prior action taken by the Board.

                                   INPUT/OUTPUT, INC.

                                   By:
                                       -------------------------------------
                                       Gary D. Owens
                                       President and Chief Executive Officer
Attest:


-----------------------------
Robert P. Brindley, Secretary

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